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                                                                   EXHIBIT 10.15

                           COMMONWEALTH OF VIRGINIA

            Contract for ITS On-Call Technical Services Consultant
                            Contract Number 699-WB


     THIS CONTRACT entered into this 15th day of December 1998, by Odetics ITS hereinafter called the "Contractor" and Commonwealth of Virginia, Department of Transportation (VDOT) called the "Purchasing Agency" is for ITS technical services consultant support on an "on-call" basis. No work shall be done by the Contractor prior to receipt of a written notice to proceed in the form of a signed Task Order from the VDOT Project Manager. The Purchasing Agency will not be responsible for payment for work done in advance of such notice.

    WITNESSETH that the Contractor and the Purchasing Agency in consideration of mutual covenants, promises, and agreements herein contained, agree as follows:

    SCOPE OF WORK: The Contractor shall provide the services to the Virginia Department of Transportation as set forth in the contract documents.

     PERIOD OF PERFORMANCE: This contract covers the period of December 15, 1998 through December 31, 2001, with the option to renew for two additional years in one year intervals if mutually agreeable.

The contract documents shall consist of:

1.   The signed contract

2.   The following sections of the Request for Proposals dated July 20, 1998

     (a) The Statement of Needs (Attachment A)
     (b) General Terms and Conditions (Attachment B)
     (c) Special Terms and Conditions (Attachment C)

3. The Contractor's proposal dated August 31, 1998, (Attachment D) and the negotiated modifications to the proposal contained in the Contractor's Best and Final Offer dated November 19, 1998. (Attachment E)

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4.   The following additional terms and conditions:

     (a) Audit and inspection of records:
         The Contractor shall permit the authorized representative of the Purchasing Agency, the U.S. Department of Transportation, and the Comptroller General of the United States to inspect and audit all data and records of the Contractor relating to its performance under this agreement.

     (b) Ownership of Documents:
         It is understood and agreed to by and between the parties hereto, that all reports, drawings, studies, specifications, memoranda, estimates, computations, etc., secured by and for the Contractor in the prosecution of this agreement shall become and remain the property of the Purchasing Agency upon termination or completion of the work.

     (c) Awarding agency rights pertaining to copyrights and rights in data:
         VDOT and FHWA reserve a royalty-free, non-exclusive license to reproduce, publish or otherwise use, for state or federal government purposes, any work developed under this contract or any rights of copyright purchased under this contract.

     (d) Intellectual property rights:
         The Contractor reserves all rights in its intellectual property developed prior to this contract. For purposes of this contract, intellectual property shall mean copyrights, patents and any other form of intellectual property rights covering any data, data bases, software, inventions, training manuals, systems design or other proprietary information in any form or medium.

         (i) Intellectual property developed exclusively with public funds shall be owned by VDOT. "Developed exclusively with public funds" means development was not accomplished exclusively or partially at private expense. "Developed" means that the intellectual property has been successfully operated and tested to the extent sufficient to demonstrate to reasonable persons skilled in the area that it can be reasonably expected to perform its intended purpose.

         (ii) Purchasing Agency hereby grants to the Contractor a royalty-free, non exclusive license to use or modify software developed under the project. Purchasing Agency shall not be liable for any use or modification made by the Contractor for purposes outside this agreement.

         (iii) Intellectual property developed exclusively at private expense shall be owned by the Contractor (or Contractor's respective subcontractors, as applicable). Developed at private expense means development was

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               accomplished entirely with costs charged to indirect cost pools, cost not allocated to this contract, or any combination thereof.

         (iv) Any intellectual property owned by the contractor that is in the public domain and used in the performance of work under this contract will be subject to all applicable laws and may be used by the Purchasing Agency on this contract or any other contract at no additional cost.

     (e) Liability:
         The Contractor shall be responsible for all damage and expense to person or property caused by its negligent activities and those of its subcontractors, agents or employees, in connection with the work and services under this contract.

         The Contractor shall be liable for all damages, costs and additional expense incurred by the Purchasing Agency in the execution of this contract including, but not limited to, damages, costs and expenses resulting from claims brought against VDOT by contractor(s) caused by the failure of the Contractor to perform the work and services with the same degree and standard of care and skill normally expected of and provided by consultants in the performance of the same work and services, or work and services similar to the work and services to be provided herein. Acceptance of the work and services by the Purchasing Agency shall not waive any of the rights of VDOT contained in this section nor release or absolve the Contractor from any liability, responsibility or duty contained herein.

     (f) Status Reports and Invoices:
         The Contractor must submit monthly status reports for each active task assignment with the monthly invoice.

         Invoices should be sent to:

               Mr. Joseph O. Hayes
               ITS Division
               Virginia Department of Transportation
               1401 East Broad Street
               Richmond, Virginia 23219

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     (g)  Acceptance of Work Products:

          Tasks or subtasks will not be considered "complete" until the designated work product is accepted as complete by the VDOT Task Manager. Complete shall mean that the work product meets the requirements or expectations of both parties for that work product as outlined in the signed Task Assignment document.

     (h)  Payment:

          For services performed in accordance with the provisions of this contract, the Purchasing Agency agrees to pay the Contractor on a fixed price/Level of Effort basis with the amount based upon the hours established to complete work on specific tasks multiplied by the fixed billable rates as indicated in the Contractor's Best and Final Offer, which is incorporated herein, and the non-salary direct costs for the specific tasks. Contractor shall receive monthly in-progress payments for work performed for the previous month based on milestones identified in the Task Assignment document.

          Any changes in personnel or rates from those shown in the Contractor's Best and Final Offer shall require a written request from the Contractor followed by written approval by the Purchasing Agency. Changes in personnel may include additions or deletions of personnel from this contract as well as promotions. Rates for new personnel must be approved by the Purchasing Agency.

          Annual rate increases after Year 1 will be handled as specified in the Contractor's Best and Final Offer. The Purchasing Agency and the Contractor will jointly determine individuals to be included in the wage pool.

          Invoices will be paid in full within 30 days after the receipt of a proper and acceptable invoice by the Contractor.


     (h)  Certification regarding lobbying:

          The Contractor certifies that it is in compliance with 49CFR Part 20, Certification Regarding Lobbying

     (i)  Precedence of Documents

               -    This document
               -    Contractor's Best and Final Offer dated November 19, 1998
               -    Contractor's Proposal dated August 31, 1998
               -    Request for Proposals dated July 20, 1998


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     (4)  Consideration

          The total expenditures under this contract shall not exceed $6 million for the three-year period of performance. Fees for specific task assignments shall be in accordance with the Price/Cost Chart included in the Best and Final Offer for the approved individuals assigned to the task.

          IN WITNESSETH WHEREOF, the parties have caused this contract to be duly executed intending to be bound thereby.



     Contractor:                             Va. Department of Transportation:

     By:    /s/ S. E. Rowe                   By: /s/ Leonard G. Lao
            -------------------------------     --------------------------------
            S. E. Rowe

     Title: Vice President and Director      Title: Asst. Division Administrator
            -------------------------------        -----------------------------
     Date:  12-15-98                         Date:  12-22-98
          ---------------------------------        -----------------------------


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2.0  STATEMENT OF NEEDS

2.1  Potential Work Assignments

A broad range of project assignments are anticipated under this contract with required ITS technical expertise. The Offeror selected under this solicitation may be required to perform one or more of the following types of work assignments:

     . Development of statewide and regional frameworks in compliance with the USDOT National Architecture
     .    Systems integration
     .    NTCIP-compliance testing
     .    Evaluation of ITS hardware/software alternatives
     .    Simulation modeling
     .    Traffic management
     .    National architecture compliance analysis
     .    ITS equipment specifications
     .    Review and evaluation of proposed ITS standards
     .    Development of functional requirements
     .    Review and critique of design documents
     .    Development arid evaluation of acceptance test plans
     .    Communication system evaluation and design
     .    Data extraction/interchange between disparate systems
     .    General ITS technical support to Central Office Divisions
     .    General ITS technical support to District offices
     .    Development of RFPs, RFIs and Statements of Work


Project assignments will not include engineering design level activity, although conceptual and functional levels of detail may be required. This contract may include software design and development activities. In some instances, individual project assignments may not result in a formal report. In these situations, the Consultant will work in cooperation with VDOT personnel to recognize and solve individual problems as they arise.

Some assignments may include the development of requests for proposals for the Department. The Consultant and/or any member of the team will not be considered for subsequent work if any assignment clearly would give the Consultant or team member a competitive advantage. The Department will consider these constraints in scoping assignments, and the use of non-disclosure agreements, to minimize such limitations. The Department's interest and the objectives of this project shall take precedence, however, over the Consultant's interest. The duration of assignments may range from a few days to several months, and it is likely that multiple assignments will be concurrent. Progress meetings and/or reports will be required as necessary to review the tasks undertaken and/or accomplished.

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2.2  Term of Contract

This contract will be a 36-month task order contract. Individual task order assignments will be negotiated as tasks are assigned by VDOT.


2.3  Staff Requirements

VDOT seeks a qualified team of consultants to perform work on an on-call basis. Work assignments will be numerous and concurrent and will entail a comprehensive knowledge of ITS, state DOTs, and the transportation technology industry. Over the previous 21 months of this contract, the contractor worked approximately 25,000 hours. This figure is provided for information purposes only and should not be construed to be a guarantee of a specific level of work under this contract.


2.4  Project Manager Responsibilities

The Project Manager will be responsible for all aspects of the contract, including:

  .  Overall contract management
  .  Subcontractor management
  .  Invoicing
  .  Progress reports
  .  Management of Task Managers
  .  Technical project work as appropriate

One of the primary evaluation criteria will be the proposed availability and qualifications of the Project Manager. The Project Manager must be able to provide an appropriate percentage of their time to this contract during the contract period.


2.5  Task Managers

Because this is a task order-based contract, each task will be managed by a Task Manager. The Task Managers, selected by the Project Manager and approved by VDOT, will be responsible for delivering the work products of the individual work assignment tasks. The Task Manager must be expert in the work assignment area for which he/she is being assigned, and must be able to interact directly with the VDOT project manager and other state/contractor personnel.

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5.0  GENERAL TERMS AND CONDITIONS

     For the purposes of clarification, each firm receiving this Request for Proposals is referred to as an "Offeror" and the Offeror awarded the contract to supply goods or services is referred to as a "Contractor." This Request for Proposals states the instructions for submitting proposals, the procedure and criteria by which a contract may be awarded, and the contractual terms which will exclusively govern the contract between VDOT and the Contractor.

     For a listing of the General Terms and Conditions, please see Attachment A. If there is a conflict between the General Terms and Conditions and the Special Terms and Conditions, the Special Terms and Conditions shall govern.


6.0  SPECIAL TERMS AND CONDITIONS

     By submitting their proposals, Offerors certify that they understand the following prohibitions, and if awarded a contract as the result of this solicitation, they will comply. They also understand that a violation of these prohibitions is a breach of contract and can result in default action.

     6.1  Proposal Acceptance Period

     The proposal shall be binding upon the Offeror for one hundred-twenty (120) days following the proposal due date. If the proposal is not withdrawn at that time, it remains in effect until an award is made or the solicitation is canceled. It is anticipated that considerable time for review, negotiations, and the pursuit of funding and other resource support may be needed before a final decision can be made. Every effort will be made to provide status information during this process.

     6.2  Prime Contractor Responsibilities

     No portion of this contract may be subcontracted without the written
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     permission of VDOT. Subcontractors shall be fully qualified to perform the
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     work and shall adhere to all provisions of this contract. The Contractor shall be fully responsible for the performance of all subcontracted work.

     The Contractor shall be responsible for completely supervising and directing the work under this contract and all subcontractors that it may utilize, using its best skill and attention. Subcontractors who perform work under this contract shall be responsible to the prime Contractor. The Contractor agrees that it is as fully responsible for the acts and omissions of its subcontractors and of persons employed by it as it is for the acts and omissions of its own employees.

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     6.3  Joint Work

     Due to the nature of VDOT's program, it will be necessary for the Contractor to work in conjunction with other VDOT consultants, contractors, universities and/or the Virginia Transportation Research Council. VDOT, at its own discretion, may also direct the Contractor to reach out to acquire the services of other qualified individuals not initially proposed in order to perform certain project work.

     6.4  D.B.E. Participation

     It is the policy of the Commonwealth of Virginia to contribute to the establishment, preservation, and strengthening of small businesses and businesses owned by women and minorities and to encourage their participation in State procurement activities. The Commonwealth of Virginia encourages Offerors to provide for the participation for small and businesses owned by women and minorities through partnerships, joint ventures, subcontracts and other contractual opportunities. Submission of a report for utilizing the goods and services of such businesses and plans for involvement on this contract is required. By submitting a proposal, Offerors certify that all information provided in response to this RFP is true and accurate.

     6.5  Proposed Individuals

     All individuals proposed to work under this contract must continue to work on this contract for its duration so long as they continue to be employed by the Contractor unless removed from work on the contract with the consent of VDOT. Any change in key personnel assigned to this project must be submitted in writing to VDOT.

     6.6  Insurance

     The Contractor shall furnish a Certificate of Insurance showing the following insurance coverages are in force at the time the work commences, and will maintain these insurance coverages during the entire term of the contract. Additionally, all insurance must be provided by insurance companies authorized to sell insurance in Virginia by the Virginia State Corporation Commission. This certificate shall be furnished to VDOT within ten (10) calendar days after request. A thirty (30) day written notice of cancellation or non-renewal shall be furnished to the Buyer identified in the solicitation at the address indicated. If the Contractor fails to maintain the insurance required, VDOT may cancel the contract. The right is reserved to approve or reject the insurance provider, and notice of acceptance will be given in writing.

     Insurance coverages and limits required:

     1.   Worker's Compensation - Statutory requirements and benefits.
     2.   Employer's Liability - $100,000.
     3. General Liability - $500,000 combined single limit. The Commonwealth of Virginia is to be named as an additional insured with respect to the services being procured. The

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     coverage is to include Premises/Operations Liability, Property Damage,
     Products and Completed Operations Coverage, Independent Contractor Liability, Owner's and Contractor's Protective Liability and Personal Injury Liability.
4.   Automobile Liability - $500,000.
5. Property Damage - $500,000. The Commonwealth of Virginia is to be named as an additional insured. VDOT reserves the right to approve or reject the insurance provider and will give notice of acceptance to the Contractor via Notice of Award.

6.7  Drug Free Work Place

The following acts are prohibited by the Contractor's employees performing services under the terms of this contract.

1. Unlawful or unauthorized manufacture, distribution, dispensing, possession or consumption of alcohol or other drugs at the work place.

2. Impairment or incapacitation in the work place from the consumption of alcohol or other drugs.

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